Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2013 Financial Results; Q4 EPS $0.79; Q4 Non-GAAP EPS $0.92

LOS ANGELES--(BUSINESS WIRE)--February 20, 2014--Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights

  Sales were $2.31 billion, up 22.1% from $1.89 billion in the fourth quarter of 2012 and down 5.6% from $2.44 billion in the third quarter of 2013.
  Tons sold were up 38.7% from the fourth quarter of 2012 and down 3.1% from the third quarter of 2013, with the average selling price per ton sold down 11.4% from the fourth quarter of 2012 and down 2.0% from the third quarter of 2013.
  Net income attributable to Reliance was $61.8 million, down 23.1% from $80.4 million in the fourth quarter of 2012 and down 35.0% from $95.1 million in the third quarter of 2013.
  Earnings per diluted share were $0.79, down 25.5% from $1.06 in the fourth quarter of 2012 and down 35.2% from $1.22 in the third quarter of 2013.
  Non-GAAP earnings per diluted share were $0.92, down 14.8% from $1.08 in the fourth quarter of 2012 and down 24.6% from $1.22 in the third quarter of 2013.
  A pre-tax LIFO credit, or income, of $12.7 million, is included in cost of sales compared to a pre-tax LIFO credit of $37.1 million in the fourth quarter of 2012 and a credit of $27.5 million for the third quarter of 2013.
  Cash flow from operations was $120.3 million and net debt-to-total capital was 34.3% at December 31, 2013.
  Increased quarterly cash dividend by 6% to $0.35 per share.

Full Year 2013 Financial Highlights

  Sales were $9.22 billion, up 9.3% from $8.44 billion in 2012.
  Tons sold were up 21.4% from 2012 and the average selling price per ton sold was down 10.0%.
  Net income attributable to Reliance was $321.6 million, down 20.3% from $403.5 million in 2012.
  Earnings per diluted share were $4.14, down 22.3% from $5.33 in 2012.
  Non-GAAP earnings per diluted share were $4.40, down 17.8% from $5.35 in 2012.
  A pre-tax LIFO credit, or income, of $50.2 million, is included in cost of sales compared to a pre-tax LIFO credit of $64.1 million in 2012.
  Cash flow from operations was $633.3 million, up 5.2% from $601.9 million in 2012.

Management Commentary

“During the fourth quarter we experienced a normal seasonal slowdown in demand,” said David H. Hannah, Chairman and CEO of Reliance. “However, the fall-off from the prior quarter was less than typical, supporting a continuation of the general trends we experienced during the second half of the year with overall demand steadily improving. Unfortunately, pricing for our products declined 10.0% in 2013 over 2012 levels, including an unexpected 2.0% drop in the fourth quarter as compared to the prior quarter, significantly reducing our overall profitability in both the fourth quarter and the year. Despite the soft pricing environment, strong performance by our managers in the field resulted in FIFO gross profit margins holding steady and helped to somewhat mitigate the impact on our profitability.”

“Our Non-GAAP earnings per diluted share of $0.92 were in line with our expectations, although at the low end, due mainly to the fourth quarter softness in pricing. This amount excludes charges for an intangible write-off and restructuring charges related to our acquisition and integration of Metals USA. We acquired Metals USA, our largest acquisition to-date, in April 2013. Due to complementary products and customer end markets, we were able to close certain Metals USA and existing Reliance facilities in specific geographic markets in order to service our customers more effectively and in a more efficient manner,” stated Mr. Hannah.

Mr. Hannah continued, “While market conditions created challenges for our industry throughout 2013, Reliance generated full year net sales growth of 9.3% and tons sold were up 21.4% driven primarily by M&A activity. During 2013, we completed two acquisitions, highlighted by the Metals USA transaction that closed in the second quarter. We believe we are the acquirer of choice in our industry as evidenced by our proven, well-executed acquisition strategy that continues to enhance the overall performance of our acquired companies. Our strong cash flow from operations in 2013 of $633.3 million allowed us to reduce our debt from the levels reached after funding our $1.25 billion acquisition of Metals USA, resulting in ample liquidity for continued growth. Going forward, we expect to continue to selectively pursue acquisition opportunities that fit within our strategy for profitable growth.”

Fourth Quarter 2013 Business Metrics

(tons in thousands)
	Q4 2013	Q3 2013	Sequential Quarter Change	Q4 2012	Year-Over-Year Change
Tons sold	1,406.9	1,452.5	(3.1%)	1,014.5	38.7%
Tons sold (same store)	1,096.5	1,137.2	(3.6%)	1,001.1	9.5%

Avg. price per ton sold	$1,645	$1,679	(2.0%)	$1,857	(11.4%)

Fourth Quarter 2013 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)					Average Selling Price per Ton Sold (percent change)
	Q4 2013 Tons Sold	Q3 2013 Tons Sold	Sequential Quarter Change	Q4 2012 Tons Sold	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,164.0	1,195.3	(2.6%)	800.1	45.5%	(0.7%)	(6.2%)
Aluminum	71.3	75.0	(4.9%)	57.1	24.9%	(0.8%)	(9.6%)
Stainless steel	71.6	74.4	(3.8%)	55.8	28.3%	(2.7%)	(12.3%)
Alloy	67.4	74.6	(9.7%)	71.6	(5.9%)	(1.0%)	(7.5%)

	Sales ($’s in millions; percent change)
	Q4 2013 Sales	Q3 2013 Sales	Sequential Quarter Change	Q4 2012 Sales	Year-Over-Year Change
Carbon steel	$1,294.4	$1,338.3	(3.3%)	$948.0	36.5%
Aluminum	$356.2	$378.0	(5.8%)	$315.8	12.8%
Stainless steel	$326.5	$348.9	(6.4%)	$290.5	12.4%
Alloy	$196.5	$219.9	(10.6%)	$225.6	(12.9%)

Full Year 2013 Business Metrics

(tons in thousands)
	2013	2012	Year-Over-Year Change
Tons sold	5,388.8	4,440.3	21.4%
Tons sold (same store)	4,458.8	4,420.0	0.9%

Avg. price per ton sold	$1,712	$1,903	(10.0%)

Full Year 2013 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)			Average Selling Price per Ton Sold (percent change)
	2013 Tons Sold	2012 Tons Sold	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	4,398.5	3,545.7	24.1%	(8.7%)
Aluminum	285.1	241.5	18.1%	(7.1%)
Stainless steel	280.3	235.6	19.0%	(12.9%)
Alloy	295.6	310.2	(4.7%)	(6.9%)

	Sales ($’s in millions; percent change)
	2013 Sales	2012 Sales	Year-Over-Year Change
Carbon steel	$4,970.5	$4,390.7	13.2%
Aluminum	$1,469.4	$1,340.6	9.6%
Stainless steel	$1,346.0	$1,298.0	3.7%
Alloy	$876.7	$988.1	(11.3%)

End-market Commentary

While the Company does not see any single end-market delivering outsized growth in 2014, ongoing strength in automotive (through the Company’s toll processing operations) along with solid operating results in aerospace, energy (oil and gas), semiconductor/electronics and manufactured goods, are expected. The Company also anticipates a mild recovery in non-residential construction in 2014.

  Aerospace demand is expected to improve in 2014, although Reliance expects pricing will remain under some pressure due to excess mill capacity and higher industry-wide aluminum plate inventory levels.
  Automotive, supported mainly by the Company’s toll processing operations in the U.S. and Mexico, was the one area of our business that grew in 2013 as compared to 2012. Reliance continues to anticipate solid automotive end-market performance in 2014.
  Energy (oil and gas) demand for the products Reliance sells is expected to improve in 2014, along with slightly better pricing, despite lower demand and pricing levels in 2013 compared to the prior year.
  Heavy industry continues to perform reasonably well. Reliance expects a modest improvement in 2014 in both demand and pricing.
  Non-residential construction continues to show signs of a slow but steady recovery, albeit at significantly reduced demand levels from its peak. Reliance is cautiously optimistic that this important end-market will improve modestly in 2014.

Balance Sheet & Liquidity

As of December 31, 2013, total debt outstanding was $2.11 billion, or a net debt-to-total capital ratio of 34.3%, down from 34.9% at September 30, 2013. The Company paid down $43.5 million of debt in the 2013 fourth quarter and had only $480.0 million outstanding on the $1.5 billion revolving credit facility at December 31, 2013. The Company generated $633.3 million in cash flow from operating activities in 2013, compared to cash flow from operating activities of $601.9 million during 2012. Reliance remains pleased with its overall financial position and strong cash flow.

Corporate Developments

Effective November 1, 2013, the Company acquired all of the capital stock of Haskins Steel Co., Inc. (“Haskins”), located in Spokane, Washington. Founded in 1955, Haskins processes and distributes primarily carbon steel and aluminum products of various shapes and sizes to a diverse customer base in the Pacific Northwest. Their in-house processing capabilities include shearing, sawing, burning and forming. Net sales for Haskins were approximately $31.5 million in the twelve months ended December 31, 2012.

On February 18, 2014, the Board of Directors declared a regular quarterly cash dividend of $0.35 per share of common stock, an increase of $0.02 per share, or 6.1%. The dividend is payable on March 21, 2014 to shareholders of record as of March 6, 2014. The Company has paid regular quarterly dividends for 54 consecutive years. Cash dividends per share paid in 2013 were up 57.5% compared to 2012.

Business Outlook

As the U.S. economy continues its slow but steady recovery into 2014, metals pricing and demand are expected to demonstrate a measured improvement throughout the first quarter. As a result, for the first quarter ending March 31, 2014, management currently expects earnings per diluted share to be in the range of $1.20 to $1.30.

Conference Call Details

A conference call and simultaneous webcast to discuss fourth quarter and full year 2013 financial results and business outlook will be held today, February 20, 2014, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (888) 267-2845 (U.S. and Canada) or (973) 413-6102 (International) approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on the Investor Information section of Reliance’s web site at http://investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 6, 2014 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the Investor Information section of Reliance’s web site at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and ten countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of our business strategies and our expectations concerning future results of operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports we have filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about our business can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012*
Income Statement Data:
Net sales	$2,306.7	$1,889.0	$9,223.8	$8,442.3
Gross profit[1]	604.2	524.4	2,397.6	2,206.9
Operating income	113.3	135.8	551.9	659.2
Pre-tax income	93.0	121.3	478.3	609.4
Net income attributable to Reliance	61.8	80.4	321.6	403.5
Diluted earnings per share attributable to Reliance shareholders	$0.79	$1.06	$4.14	$5.33
Non-GAAP diluted earnings per share attributable to Reliance shareholders[2]	$0.92	$1.22	$4.40	$5.35
Weighted average shares outstanding – diluted	78,163,911	76,124,260	77,646,192	75,694,212
Gross profit margin[1]	26.2%	27.8%	26.0%	26.1%
Operating income margin	4.9%	7.2%	6.0%	7.8%
Pre-tax income margin	4.0%	6.4%	5.2%	7.2%
Net income margin – Reliance	2.7%	4.3%	3.5%	4.8%
Cash dividends per share	$0.33	$0.25	$1.26	$0.80

		December 31,	December 31,
		2013	2012*
Balance Sheet and Other Data:
Current assets		$2,738.9	$2,277.4
Working capital		2,165.5	1,699.2
Property, plant and equipment, net		1,603.9	1,240.7
Total assets		7,341.0	5,857.7
Current liabilities		573.4	578.2
Long-term debt		2,072.5	1,123.8
Total Reliance shareholders’ equity		3,874.6	3,558.4
Capital expenditures		168.0	214.0
Cash provided by operations		633.3	601.9
Net debt-to-total capital[3]		34.3%	23.8%
Return on Reliance shareholders’ equity[4]		9.0%	12.8%
Current ratio		4.8	3.9
Book value per share[5]		$49.99	$46.82

*Amounts were derived from audited financial statements.

[1]	Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2]	See accompanying Non-GAAP earnings reconciliation.
[3]	Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[4]	Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.
[5]	Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS
	December 31, 2013	December 31, 2012*
Current assets:
Cash and cash equivalents	$83.6	$97.6
Accounts receivable, less allowance for doubtful accounts of
$18.9 at December 31, 2013 and $20.5 at December 31, 2012	983.5	807.7
Inventories	1,540.0	1,272.3
Prepaid expenses and other current assets	59.0	40.9
Income taxes receivable	33.9	28.4
Deferred income taxes	38.9	30.5
Total current assets	2,738.9	2,277.4
Property, plant and equipment:
Land	191.7	155.6
Buildings	934.6	725.1
Machinery and equipment	1,350.3	1,124.7
Accumulated depreciation	(872.7)	(764.7)
	1,603.9	1,240.7

Goodwill	1,691.6	1,314.6
Intangible assets, net	1,213.8	936.5
Cash surrender value of life insurance policies, net	45.4	45.2
Investments in unconsolidated entities	14.1	15.5
Other assets	33.3	27.8
Total assets	$7,341.0	$5,857.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$280.3	$255.6
Accrued expenses	91.1	87.4
Accrued compensation and retirement costs	119.5	112.8
Accrued insurance costs	46.0	38.8
Current maturities of long-term debt and short-term borrowings	36.5	83.6
Total current liabilities	573.4	578.2
Long-term debt	2,072.5	1,123.8
Long-term retirement costs	84.0	94.9
Other long-term liabilities	35.9	27.1
Deferred income taxes	690.8	466.3
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 77,492,017 at December 31, 2013
and 76,042,546 at December 31, 2012, stated capital	818.3	722.2
Retained earnings	3,063.0	2,837.7
Accumulated other comprehensive loss	(6.7)	(1.5)
Total Reliance shareholders’ equity	3,874.6	3,558.4
Noncontrolling interests	9.8	9.0
Total equity	3,884.4	3,567.4
Total liabilities and equity	$7,341.0	$5,857.7

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012*

Net sales	$2,306.7	$1,889.0	$9,223.8	$8,442.3

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,702.5	1,364.6	6,826.2	6,235.4
Warehouse, delivery, selling, general and administrative	424.7	346.4	1,638.4	1,396.2
Depreciation and amortization	51.3	39.7	192.4	149.0
Impairment of intangible asset	14.9	2.5	14.9	2.5
	2,193.4	1,753.2	8,671.9	7,783.1

Operating income	113.3	135.8	551.9	659.2

Other income (expense):
Interest	(20.7)	(14.2)	(77.5)	(58.4)
Other income (expense), net	0.4	(0.3)	3.9	8.6
Income before income taxes	93.0	121.3	478.3	609.4
Income tax provision	30.7	40.5	153.6	201.1
Net income	62.3	80.8	324.7	408.3
Less: Net income attributable to noncontrolling interests	0.5	0.4	3.1	4.8
Net income attributable to Reliance	$61.8	$80.4	$321.6	$403.5

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.79	$1.06	$4.14	$5.33

Basic earnings per common share attributable to Reliance shareholders	$0.80	$1.06	$4.19	$5.36

Cash dividends per share	$0.33	$0.25	$1.26	$0.80

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Twelve Months Ended December 31,
	2013	2012*
Operating activities:
Net income	$324.7	$408.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	192.4	149.0
Impairment of intangible asset	14.9	2.5
Deferred income tax provision	3.1	2.8
Loss (gain) on sales of property, plant and equipment	0.7	(2.9)
Equity in earnings of unconsolidated entities	(2.3)	(2.2)
Dividends received from unconsolidated entities	3.9	2.9
Share-based compensation expense	26.0	23.0
Other	(0.4)	4.4
Changes in operating assets and liabilities (excluding effects of businesses acquired):
Accounts receivable	25.4	123.1
Inventories	111.9	(1.3)
Prepaid expenses and other assets	(17.3)	(18.9)
Accounts payable and other liabilities	(49.7)	(88.8)
Net cash provided by operating activities	633.3	601.9

Investing activities:
Purchases of property, plant and equipment	(168.0)	(214.0)
Acquisitions, net of cash acquired	(821.1)	(166.9)
Proceeds from sales of property, plant and equipment	11.9	8.2
Net investment in life insurance policies	(10.3)	(11.2)
Net proceeds from redemption of life insurance policies	7.7	2.9
Other	0.8	(0.7)
Net cash used in investing activities	(979.0)	(381.7)

Financing activities:
Net short-term debt repayments	(473.0)	(63.2)
Proceeds from long-term debt borrowings	2,297.9	641.0
Principal payments on long-term debt	(1,454.5)	(763.0)
Debt issuance costs	(10.3)	—
Payments to noncontrolling interest holders	(2.3)	(3.1)
Dividends paid	(96.9)	(60.2)
Tax excess benefit (deficit) from share-based compensation	1.1	(0.4)
Exercise of stock options	70.1	42.1
Noncontrolling interests purchased	—	(0.8)
Net cash provided by (used in) financing activities	332.1	(207.6)
Effect of exchange rate changes on cash	(0.4)	0.4
(Decrease) increase in cash and cash equivalents	(14.0)	13.0
Cash and cash equivalents at beginning of year	97.6	84.6
Cash and cash equivalents at end of year	$83.6	$97.6

Supplemental cash flow information:
Interest paid during the year	$74.2	$58.7
Income taxes paid during the year	$161.4	$245.7

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of metals service centers	$529.9	$59.4

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	September 30, 2013	December 31, 2012
Net income attributable to Reliance	$61.8	$95.1	$80.4	$0.79	$1.22	$1.06
Impairment of intangible asset	14.9	-	2.5	0.19	-	0.03
Acquisition related costs	-	-	-	-	-	-
Restructuring charges	1.5	-	-	0.01	-	-
Income tax benefit, related to above items	(6.3)	-	(1.0)	(0.07)	-	(0.01)
Net income attributable to Reliance, adjusted	$71.9	$95.1	$81.9	$0.92	$1.22	$1.08

	Net Income		Diluted EPS
	Twelve Months Ended		Twelve Months Ended
	2013	2012	2013	2012
Net income attributable to Reliance	$321.6	$403.5	$4.14	$5.33
Impairment of intangible asset	14.9	2.5	0.19	0.03
Acquisition related costs	12.4		0.16	-
Restructuring charges	2.5		0.03	-
Income tax benefit, related to above items	(9.4)	(1.0)	(0.12)	(0.01)
Net income attributable to Reliance, adjusted	$342.0	$405.0	$4.40	$5.35

Our presentation of adjusted net income and adjusted EPS over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future shareholders. Adjustments exclude charges for transaction costs as well as an intangible write-off and restructuring charges primarily related to our recent acquisition of Metals USA, which makes comparisons of our operating results between periods difficult using GAAP measures.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
213-576-2428
investor@rsac.com
or
Addo Communications
310-829-5400